EXHIBIT 99




                                  News Release

         Release Date:     Tuesday, November 2, 1999
Contact:      Dana Smith, U S WEST       Dave Banks, U S WEST Investor Relations
              (303) 896-5528             (303) 896-3040
              dksmit3@uswe               dbanks@uswest.com

               U S WEST SHAREOWNERS VOTE OVERWHELMINGLY TO APPROVE
                                MERGER WITH QWEST
                     -- Companies Pass Another Merger Milestone; Next Steps are
                        Federal, State Regulatory Approvals --

NEW YORK CITY -- U S WEST's shareowners today gave their overwhelming approval for the company's merger with Qwest Communications International Inc., casting better than 93 percent of their ballots (and 70 percent of outstanding shares) in favor of the combination, which is expected to be completed by mid-year 2000. The merger process now moves to the regulatory arena, where approvals are required from the Federal Communications Commission and state regulatory commissions.

"This is an exciting day for U S WEST customers and shareowners. We have now completed another important step in gaining approval of our proposed merger with Qwest.," said Solomon D. Trujillo, chairman, president and CEO of U S WEST. "Our shareowners have told us that they like the idea of creating a telecommunications powerhouse for the new millennium.

"Prompt approval by regulators at both the state and federal level is the next step, and will let customers and shareowners enjoy the benefits of this unique combination. Our job is to work together with Qwest to realize those benefits, create new opportunities and achieve synergies as the merger is completed."

The combination of Qwest and U S WEST, to be named Qwest Communications International Inc., will employ about 64,000 people and be headquartered in Denver. It brings together the world's most advanced network and provider of broadband Internet communications --Qwest -- with the most innovative local communications firm in local, wireless and broadband services, as well as the nation's leader in high-speed DSL (Digital Subscriber Line) Internet access -- U S WEST.

The two companies have said they are going to work on a series of initiatives to drive approximately $18.5 billion of pro forma year-2000 revenue and approximately $7.4 billion of pro forma year-2000 EBITDA (earnings before interest, taxes, depreciation, amortization and other). Both Trujillo and Joseph
P. Nacchio, chairman and CEO of Qwest, have said they are committing people and other resources to begin achieving these goals.

The combined company expects to realize synergies of approximately $10.5 to $11 billion over a five-year period after closing. The companies expect the combination will be accretive to Qwest's earnings per share in the first year following completion of the transaction.


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EXHIBIT 99

Upon completion of the merger, Qwest will issue shares of its common stock having a value of $69.00 for each share of U S WEST common stock, subject to a "collar" on Qwest's average stock price between $28.26 and $39.90 per share. If necessary, the obligation under the "collar" may be satisfied in part with cash if Qwest's average stock price is below $38.70 per share.



In addition to receiving shareowner approval, the Denver-based companies have already received antitrust clearance from the Federal Trade Commission and the Department of Justice, as well as clearance from the Securities and Exchange Commission. The merger still awaits approvals from the Federal Communications Commission and commissions in several states. U S WEST and Qwest are working to win these approvals by mid-year 2000 to close their merger.

The transaction will be accounted for as a purchase and is structured to be tax-free to U S WEST shareowners to the extent of the Qwest stock delivered in the transaction.

Qwest and U S WEST will link one of the world's most advanced fiber-optic networks to 29 million customers and a local network that is 99.2 percent digitally switched. Together, the two firms have more than three million miles of deployed fiber in the U.S. and worldwide.

About U S WEST
U S WEST (NYSE: USW) provides a full range of telecommunications services -- including wireline, wireless PCS, data networking, directory and information services -- to more than 25 million customers nationally and in 14 Western and Midwestern states. More information about U S WEST can be found on the Internet at http://www.uswest.com.

Further information:
Larry Thede, 303-896-3550;
Martha Daniele Paine, 303-896-5706;
Kent Evans, 303-896-3096.
                                                                 ###

Safe Harbor: This release contains forward-looking statements that involve risks and uncertainties. These statements may differ materially from actual future events or results. Readers are referred to the documents filed by Qwest and U S WEST with the SEC, specifically the most recent reports which identify important risk factors that could cause actual results to differ from those contained in the forward-looking statements, including potential fluctuations in quarterly results, dependence on new product development, rapid technological and market change, failure to complete the network on schedule and on budget, financial risk management and future growth subject to risks, the companies' ability to achieve Year 2000 compliance, and adverse changes in the regulatory or legislative environment. This release may include analysts' estimates and other information prepared by third parties for which the companies assume no responsibility. The companies undertake no obligation to review or confirm analysts' expectations or estimates or to release publicly any revisions to any forward-looking statements to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.